Exhibit 99.1

FOR IMMEDIATE RELEASE
LabCorp                             UnitedHealthcare
Investors: Scott Frommer - 336-436-5076                Contact: Daryl Richard - 860-402-7779
Investor@labcorp.com                        daryl_richard@uhg.com

Media: Pattie Kushner - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

UnitedHealthcare Establishes Long-term Strategic Partnership with LabCorp

•	LabCorp will continue participating as a national provider of laboratory services to all UnitedHealthcare plan participants

•
Partnership will include broad range of value-based programs, rewarding high quality, easily accessible laboratory services at the best value and real-time data sharing to drive more personalized care support

Minneapolis, MN and Burlington, NC, May 24, 2018 - UnitedHealthcare and LabCorp (NYSE: LH) have renewed their long-term strategic partnership as the two organizations focus on ways to create more personalized care recommendations and a simpler consumer experience for the more than 48 million people enrolled in UnitedHealthcare plans. LabCorp will continue to serve as UnitedHealthcare’s exclusive national laboratory provider until Jan. 1, 20191.
As part of the expanding relationship, UnitedHealthcare and LabCorp will collaborate on a variety of value-based programs, bringing the same aligned incentives and enhanced patient experience to lab services as exist today in accountable care arrangements between UnitedHealthcare and more than 1,100 hospitals and 110,000 physicians. Working together, UnitedHealthcare and LabCorp will strategically change the way they are able to support consumers’ health care needs by using real-time data sharing to help better anticipate people’s care options - and reducing gaps in care - similar to the model UnitedHealthcare already uses to integrate medical and pharmacy data.

“Lab data is quickly becoming the personalized roadmap that identifies the path to the next best action for individual patients,” said Dan Schumacher, President and Chief Operating Officer, UnitedHealthcare. “The expansion of our relationship with LabCorp will enable us to work together on an even broader scale, and we appreciate that LabCorp has helped develop a value-based approach to lab services that will focus on improving patient outcomes, better coordinating care with physicians, and meaningfully reducing costs.”
“At the heart of our partnership has been a commitment to collaborative innovation for the benefit of patients, consistent with LabCorp’s mission of improving health and improving lives,” said David P. King, Chairman and Chief Executive Officer of LabCorp. “We are pleased with the agreement to extend and expand our long-standing partnership with UnitedHealthcare, and with the terms of the agreement. This relationship exemplifies our strategic alignment with UnitedHealthcare and our commitment to maximizing the value we deliver to patients, care providers and shareholders.”
The two companies’ long-term collaboration also sets the foundation for the development of more modern benefit designs focused on incenting individuals to use high quality, cost effective in-network labs while setting industry-leading standards for ease of access and the patient experience.
LabCorp offers nearly 5,000 frequently requested and specialty tests, including a wide range of clinical, anatomic pathology, genetic, and genomic tests, delivered through LabCorp’s broad patient access points, including a growing retail presence.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

About UnitedHealthcare
UnitedHealthcare is dedicated to helping people live healthier lives and making the health system work better for everyone by simplifying the health care experience, meeting consumer health and wellness needs, and sustaining trusted relationships with care providers. In the United States, UnitedHealthcare offers the full spectrum of health benefit programs for individuals, employers, and Medicare and Medicaid beneficiaries, and contracts directly with more than 1.2 million physicians and care professionals, and 6,500 hospitals and other care facilities nationwide. The company also provides health benefits and delivers care to people through owned and operated health care facilities in South America. UnitedHealthcare is one of the businesses of UnitedHealth Group (NYSE: UNH), a diversified health care company. For more information, visit UnitedHealthcare at www.uhc.com or follow @UHC on Twitter.

LabCorp Forward-Looking Statement
This press release contains forward-looking statements including statements about LabCorp’s customer contracts and relationships, future operations, financial results and opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and other unforeseen changes and general uncertainties in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. LabCorp has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in LabCorp’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in LabCorp’s other filings with the SEC. The information in this press release should be read in conjunction with a review of LabCorp’s filings with the SEC including the information in LabCorp’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

1 excluding existing lab capitation agreements

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